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                                                                    EXHIBIT 2

EXECUTION COPY


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                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                           INDESCO INTERNATIONAL, INC.

                                       AND

                           ARBO CONSULT NEDERLAND B.V.


                          DATED AS OF OCTOBER 19, 2000


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                            STOCK PURCHASE AGREEMENT


        Stock Purchase Agreement, dated as of the 19th day of October, by and between Indesco International, Inc. (the "Seller"), a Delaware corporation, with its principal office at 950 Third Avenue, New York and Arbo Consult Nederland B.V. (the "Purchaser"), a Netherlands corporation, with its registered office at 2 Martinus Nijhofflaan, 2624 ES Delft, P.O. Box 1007, 2600 Delft, The Netherlands.

                                    RECITALS

        A. The Seller owns of record and beneficially all of the Company Shares (as hereinafter defined) of AFA Polytek, B.V. (the "Company").

        B. The Purchaser desires to acquire the Company Shares and the Seller desires to sell and transfer the Company Shares to the Purchaser, all upon the terms and conditions hereinafter set forth.

                NOW, THEREFORE, to accomplish such purposes and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

        "Additional Consideration" shall mean three (3) times the average [Intentionally Omitted] EBITDA [relating to products developed by the Company's new technology] for each fiscal year during the Post-Closing Period derived from the sale by the Company of [Intentionally Omitted] Products [created by the Company's new technology] for the fiscal years ending December 31, 2002, 2003 and 2004 and payable out of the consolidated cash flow (as such term is defined in the Additional Consideration Note) of the Purchaser and the Company and shall be paid by execution and delivery on the Additional Consideration Payment Date of the Additional Consideration Note.

        "Additional Consideration Note" shall mean the non-negotiable subordinated promissory note of the Purchaser, substantially in the form of Exhibit A hereto, in the principal amount equal to the Additional Consideration, bearing interest at the rate of 10% per annum from the Additional Consideration Payment Date, payments of principal and interest under which shall be subordinated to all indebtedness of and the Purchaser for money borrowed from third parties (including capital leases) existing at the Additional Consideration Payment Date, as such indebtedness may be amended, restated, supplemented, refinanced or otherwise modified from time to time.



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        "Additional Consideration Payment Date" shall mean the date upon which the Additional Consideration becomes final and binding pursuant to the provisions of Section 2.5 of this Agreement.

        "AFA" shall mean Afa Products, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller.

        "AFA License Agreement" shall have the meaning set forth in Section 3.3.1(h) of this Agreement.

        "Affiliate" of a Person shall mean a Person controlling, controlled by or under common control with such Person. Control shall mean the power to elect a majority of the Board of Directors of a Person or the power otherwise to direct or control the management or operations of a Person.

        "Agreement" shall mean this Stock Purchase Agreement, including all schedules and exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

        "AMRO Facility" shall mean all indebtedness and other obligations of the Company to ABN AMRO Bank under the Credit Agreement, dated January 22, 1997, as amended or supplemented.

        "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority applicable to such Person or any of its, his or her respective properties or, assets.

        "Change in Control" shall mean the occurrence of any of the following:
(i) a recapitalization, reorganization, reclassification, consolidation, merger or sale of all of the outstanding capital stock pursuant to which the shareholders of the Company or of the Purchaser on the date of this Agreement are no longer owners of at least 50% of its outstanding capital stock, (ii) a sale, conveyance, transfer, lease or other disposition (whether in one transaction or a series of transactions) of all or substantially all of the Company's or Purchaser's assets to another unrelated person or entity; or (iii) a majority of the members of the Board of Directors of the Company or of the Purchaser on the date of this Agreement cease to be Directors unless replaced by designees elected or appointed by the owners at the date hereof of a majority of the outstanding capital stock of the Company or the Purchaser.

        "Claim" shall have the meaning set forth in Section 7.2 of this Agreement.

        "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

        "Closing Date" shall mean October 19, 2000 or such other date as the parties shall agree.

        "Company" shall mean AFA Polytek, B.V., a private company with limited liability incorporated and existing under Dutch law.

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        "Company Shares" shall mean 980 shares of the capital stock of the
Company.

        "CSI" shall mean Continental Sprayers International, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller.

        "CSI License Agreement" shall have the meaning set forth in Section 3.3.1(h) of this Agreement.

        "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles of the United States of America consistently applied.

        "Indemnified Party" shall mean the Person or Persons entitled to indemnity under Article VII hereof.

        "Indemnifying Party" shall mean shall mean the Person or Persons obligated to indemnify the Indemnified Party under Article VII hereof.

        "Intercompany Account" shall have the meaning set forth in Section 6.1 of this Agreement.

        "Intercompany Account Note" shall have the meaning set forth in Section
6.1 of this Agreement.

        "Lien" shall mean any and all liens, mortgages, pledges, conditional sale agreements, security interests, restrictions, claims, options, encumbrances or rights of third parties of any kind and nature.

        "Losses" shall have the meaning set forth in Section 7.1.1 of this Agreement.

        "[Intentionally Omitted] EBITDA" shall mean EBITDA derived from the sale by the Company of [Intentionally Omitted] Products [created by the Company's new technology] in respect of each fiscal year during the Post-Closing Period calculated in conformance with United States generally accepted accounting principles, consistently applied; provided, that for purposes of such calculation, only those costs of goods sold and selling, general and administrative expenses directly incurred by the Company in the manufacture, assembly, sale and distribution of [Intentionally Omitted] Products [created by the Company's new technology] shall be taken into account.

        "[Intentionally Omitted] Products" shall mean all dispensing devices and derivatives thereof, currently existing or developed in the future, based upon and derived from the Company's proprietary [Intentionally Omitted] [new] technology to manufacture, assemble, sell and distribute dispensing devices, including, without limitation, [Intentionally Omitted] [certain products developed by the Company's new technology].

        "Officer's Certificate" shall mean a certificate signed in the name of the Company by its Chief Executive Officer, its Chief Financial Officer or a Person duly designated by corporate resolution with authority to provide such a certificate by the Company's Board of Directors.



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        "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "Post-Closing Period" shall have the meaning set forth in Section 2.3.1 of this Agreement.

        "Post-Closing Financial Statements" shall have the meaning set forth in
Section 2.3.1 of this Agreement.

        "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

        "Purchaser" shall mean Arbo Consult Nederland B.V., a private company with limited liability incorporated and existing under Dutch law.

        "Purchaser's Transaction Documents" shall mean all documents, instruments, certificates and agreements (other than this Agreement) to be executed and delivered by the Purchaser pursuant to or in connection with the transactions contemplated by this Agreement, or as shall reasonably be requested by the Seller in order effectively to carry out the transactions contemplated by this Agreement.

        "Section 2.3 Statements" shall have the meaning set forth in Section
2.3.1 of this Agreement.

        "Seller" shall mean Indesco International, Inc., a Delaware corporation.

        "Seller's Transaction Documents" shall mean all documents, instruments, certificates and agreements (other than this Agreement) to be executed and delivered by the Seller pursuant to or in connection with the transactions contemplated by this Agreement, or as shall reasonably be requested by the Purchaser in order to effect the transactions contemplated by this Agreement.



                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

        2.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and simultaneously with the execution of this Agreement, the Seller hereby sells, assigns, conveys, transfers and delivers the Company Shares free and clear of all Liens to the Purchaser on the Closing Date, and the Purchaser hereby purchases the Company Shares, in consideration of the payment by the Purchaser to the Seller of the Purchase Price in accordance with the provisions of Section 2.2.

        2.2. Purchase Price. The Purchase Price for the Company Shares shall be the sum of (i) a cash payment by the Purchaser of $2,000,000, by wire transfer in immediately available funds at the Closing to the Seller's designated account, provided, that, the outstanding funded indebtedness and intercompany indebtedness of the Company at Closing are not in excess of the



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amounts of such indebtedness identified in Sections 3.3.1(f) and (g) of this
Agreement; and (ii) the Additional Consideration ((i) and (ii), collectively, the "Purchase Price"). Notwithstanding the foregoing, the parties shall agree to an adjustment of the Purchase Price if the conditions described in the proviso of clause (i) of this Section 2.2 are not met.

        2.3. Determination of Additional Consideration. The Additional Consideration shall be calculated as follows:

                2.3.1. The Purchaser shall prepare and cause to be delivered to the Seller, at the Purchaser's sole cost and expense, no later than ninety (90) days after the end of each of the Company's fiscal years ending December 31, 2002, 2003 and 2004, cash flow statements, balance sheets and income statements, prepared in conformance with United States generally accepted accounting principles consistently applied (the "Post-Closing Financial Statements") for the Company for each such fiscal year (the three-year period comprising all such fiscal years being herein referred to as the "Post-Closing Period"). On the date of delivery of the last of these three Post-Closing Financial Statements, the Purchaser shall also deliver to the Seller a schedule, prepared by the accountants described in Section 2.5 (the "Post-Closing EBITDA Schedule") which shall set forth (i) a calculation of the total [Intentionally Omitted] EBITDA relating to products [created by the Company's new technology] and the average [Intentionally Omitted] EBITDA [related to products created by the Company's new technology] for each fiscal year during the Post-Closing Period; and (ii) a calculation of the Additional Consideration. The Post-Closing Financial Statements and the Post-Closing EBITDA Schedule are collectively referred to as the "Section 2.3 Statements."

        2.4. The Seller shall be entitled to have its certified public accountants review the Section 2.3 Statements (as well as all work papers, schedules and other information and documents used or otherwise relied upon in the preparation thereof) in order to confirm the information reflected in the
Section 2.3 statements. The Seller shall complete its review as promptly as possible but in no event later than forty-five (45) days following receipt of the Section 2.3 Statements.

        2.5. The Purchaser shall cause the Post-Closing Financial Statements to be audited and the Post-Closing EBITDA Schedule to be prepared by an internationally recognized "Big Five" firm of independent certified public accountants. The Section 2.3 Statements so audited and prepared by such accountants shall be deemed final and binding.

        2.6. Payment of Additional Consideration. The Purchaser shall pay the Additional Consideration, as finally determined pursuant to this Article II, solely from the consolidated cash flow (as that term is defined in the Additional Consideration Note) of the Purchaser and the Company on the Additional Consideration Payment Date by executing and delivering to the Seller the Additional Consideration Note.

        2.7. Change of Control. If prior to the date of issuance of the Additional Consideration Note, there has occurred either (i) a Change of Control; or (ii) a sale, transfer or assignment outside the ordinary course of the Company's business of [Intentionally Omitted] [Company's new technology] or any [Intentionally Omitted] Products [created by the


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Company's new technology], the Purchaser shall cause the purchaser or the surviving Person involved in a Change of Control or the purchaser, transferee or assignee, in the case of the event described in clause (ii) to assume, perform (without releasing the Purchaser) the Purchaser obligations to pay the Additional Consideration and issue the Additional Consideration Note in accordance with the provisions of this Article II.

                                   ARTICLE III

                                CLOSING DATE AND
                     PLACE OF CLOSING; CERTAIN TRANSACTIONS
                      TO BE EFFECTED AT OR PRIOR TO CLOSING

        3.1. Closing Date. The Closing shall take place at 11:00 A.M., Israel time, on the date hereof.

        3.2. Place of Closing. The Closing shall take place at the offices of Messrs. Haim Samet, Steinmetz, Haring & Co., 23 Derech Petach - Tikva, Tel Aviv 66184 or at such other location as the Seller and the Purchaser shall agree upon.

        3.3. Certain Transactions to be Effected at or Prior to Closing. Subject in each case to the terms and conditions contained in this Agreement, the following steps shall be taken concurrently at the Closing, except as otherwise expressly stated:

                3.3.1. The Seller shall deliver, or cause to be delivered, to the Purchaser the following:

                        (a) A duly executed notarial deed in conformance with Dutch law and bearing all necessary stock transfer tax stamps affixed thereto, sufficient to transfer the Company Shares on the books of the Company, free and clear of all Liens.

                        (b)     All books and records of the Company.

                        (c) Corporate resolutions duly adopted by the Board of Directors of the Seller and its shareholder, authorizing the execution and delivery by the Seller of this Agreement and the Seller's Transaction Documents, and the performance by the Seller of the transactions contemplated hereby and thereby, duly certified by the Secretary or an Assistant Secretary of the Seller and an incumbency certificate, certifying the names and true signatures of the officers of the Seller authorized to execute and deliver this Agreement and the Seller's Transaction Documents.

                        (d) A certificate of good standing for the Seller issued as of a date not more than ten (10) days prior to the date hereof by the Secretary of State of the State of Delaware.

                        (e)     [Intentionally Omitted.]


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                        (f)     An Officer's Certificate certifying that the
Company's total indebtedness for money borrowed (including capital leases and cash overdrafts) at the Closing does not exceed $6,750,000.

                        (g) An Officer's Certificate certifying that the Intercompany Account of the Company to the Seller or an affiliate of the Seller does not exceed $1,885,996, of which (i) $1,535,996 is a current debt payable in accordance with the normal business practice of the Company; and (ii) the balance of $350,000 shall be paid to the Seller by the Intercompany Account Note, all as provided in Section 6.1 of this Agreement.

                        (h) A First Amendment to Agreement of Lease, executed by CSI, between the Company as lessee and CSI as lessor covering certain assembly machines, substantially in the form of Exhibit B.

                        (i) An exclusive license and royalty agreement, executed by CSI, between the Company and CSI for the sale by the Company of CSI products, together with a related Distribution Agreement (the "CSI License Agreement"), substantially in the form of Exhibit C.

                        (j) An Amended and Restated license agreement, executed by AFA, between the Company and AFA (the "AFA License Agreement"), substantially in the form of Exhibit D.

                        (k)     [Intentionally Omitted]

                        (l) Evidence that the Seller has contributed to the capital of the Company, pursuant to an appropriate deed of transfer irrevocably transferring title, substantially in the form of Exhibit __, title, free of Liens, to a Bodine assembly machine and certain related molds and other equipment used by the Company in the manufacture and assembly of products under the CSI License Agreement.

                3.3.2. The Purchaser shall deliver, or cause to be delivered, to the Seller the following:

                        (a) A wire transfer of immediately available United States federal funds in the amount of $2,000,000 to such account or accounts as the Seller may designate in writing prior to the Closing.

                        (b) Corporate resolutions prepared in conformance with Dutch law and duly adopted by the Board of Directors of the Purchaser authorizing the execution and delivery by the Purchaser of this Agreement and the Purchaser's Transaction Documents and the performance by the Purchaser of the transactions contemplated hereby and thereby, duly certified by an appropriate managing director of the Purchaser, and an incumbency certificate, certifying the names and true signatures of the officers of the Purchaser authorized to execute and deliver this Agreement and the Purchaser's Transaction Documents.

                        (c) A duly certified copy of the Articles of Association of the Purchaser and any amendments thereto.



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                        (d)     [Intentionally Omitted]


                        (e) An extract of the Chamber of Commerce in The Netherlands issued as of a date not more than twenty (20) days prior to the Closing Date in conformance with Dutch law showing the valid existence of the Purchaser.

                        (f)     The CSI License Agreement, executed by the
Company.

                        (g)     The AFA License Agreement, executed by the
Company.

                        (h) The First Amendment to Agreement of Lease, executed by the Company.

                        (i) The Intercompany Account Note, executed by the Company, substantially in the form of Exhibit E annexed hereto.

                        (j) An exclusive license agreement, executed by the Company and the Seller, with respect to the [Intentionally Omitted] Products [created by the Company's new technology], substantially in the form of Exhibit F.

                        (k) a Cooperation and Development Agreement, executed by the Company and the Seller, substantially in the form of Exhibit G.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to the Purchaser as follows:

        4.1. Due Organization and Authority. The Seller and the Company are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. The Seller has full corporate power and authority to enter into this Agreement and the Seller's Transaction Documents, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.

        4.2. Agreement Authorized; Binding and Enforceable. The execution, delivery and performance by the Seller of this Agreement and the Seller's Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action (including any required director and/or stockholder approvals). This Agreement and the Seller's Transaction Documents constitute legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and by equitable principles of general application which may limit the availability of certain equitable remedies (such as specific performance).

        4.3. Title to Shares. The Seller is the sole record and beneficial owner of the Company Shares, free and clear of Liens.




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        4.4. No Conflict. Except as otherwise provided in Schedule 4.4 hereto, the execution, delivery and performance by the Seller of this Agreement and the Seller's Transaction Documents do not violate, conflict with, constitute or result in a breach of or a default under, or result in the creation of any Lien upon the assets of the Company or the Company Shares under (a) the Certificate of Incorporation or By-Laws of the Seller, (b) any material agreement (including without limitation, any mortgage, loan agreement, lease, indenture or other instrument or agreement) to which the Seller or the Company is a party or by which the assets of the Company or the Company Shares may be bound or affected,
(c) to the Seller's knowledge any statute, ordinance, order, decree or regulation of any court or governmental body affecting or relating to the Seller, the Company or the Company Shares, or (d) any judgment of any court or governmental body affecting or relating to the Seller, the Company or the Company Shares.

        4.5. No Required Consents. No consent of, waiver from or notice to any Person which has not been obtained is required in order for the Seller or the Company to execute, deliver and perform their respective obligations under this Agreement and the Seller's Transaction Documents or to consummate the transactions contemplated hereby, and thereby except for any such consent, waiver or notice which, if not obtained or given, could not reasonably be expected to have a material adverse effect on the Seller's or the Company's ability to consummate the transactions contemplated by this Agreement and the Seller's Transaction Documents.

        4.6. Capitalization. The entire authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 4.6 hereof. The Company Shares have been duly authorized and are validly issued, fully paid and non-assessable, with no liability attaching to the ownership thereof. There are no authorized, outstanding or existing (i) voting trusts or other agreements or understandings with respect to the voting of the Company Shares; (ii) securities convertible into or exchangeable for stock of the Company; (iii) options, warrants or other rights (including, without limitation, preemptive rights or first refusal rights) to purchase, repurchase or subscribe for any of the Company Shares or any authorized but unissued shares of the capital stock of the Company; (iv) agreements of any kind relating to the issuance of capital stock of the Company; or (v) agreements of any kind which may obligate the Company to issue or purchase its securities.

        4.7. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Seller, the Company nor any other Person makes any express or implied representation or warranty on behalf of the Seller or the Company and the Seller hereby disclaims any such representation or warranty whether by the Seller, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person.



                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Seller as follows:

        5.1. Due Organization and Authority. The Purchaser is a company duly organized, validly existing and in good standing under the laws of The Netherlands, and has full power and authority to carry on its business and to enter into this Agreement and the Purchaser's


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Transaction Documents, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.

        5.2. Agreement Authorized; Binding and Enforceable. The execution, delivery and performance of this Agreement and the Purchaser's Transaction Documents by the Purchaser have been duly authorized by all required corporate action (including any required director and/or stockholder approvals). This Agreement and the Purchaser's Transaction Documents constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and by equitable principles of general application which may limit the availability of certain equitable remedies (such as specific performance).

        5.3. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser's Transaction Documents do not violate, conflict with, constitute or result in a breach of or a default under, or result in the creation of any Lien upon the assets of the Company under (a) the Articles of Association of the Purchaser, (b) any contract (including without limitation, any mortgage, loan agreement, lease, indenture or other instrument or agreement) to which the Purchaser is a party or by which the assets of the Purchaser may be bound or affected, or (c) any statute, ordinance, judgment, order, decree or regulation of any court or governmental body affecting or relating to the Purchaser.

        5.4. Investment. The Purchaser acknowledges that it has been afforded the opportunity to ask questions of, and to receive answers and information from, the Seller, the Company and Persons acting on their behalf concerning the Company Shares and the Company, and the transactions contemplated hereby, and have such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of the acquisition of the Company Shares, and may be required to bear the economic risk of the acquisition of the Company Shares for an indefinite period of time, and that the Seller is making no representations or warranties concerning any of the foregoing except for those expressly contained in Article IV of this Agreement, nor is the Purchaser relying on any such other representations or warranties.



                                   ARTICLE VI

                             POST-CLOSING COVENANTS

        6.1. Intercompany Accounts. The Purchaser acknowledges that the Company is indebted to the Seller and its Affiliates in the amount of $1,885,996 as of the date hereof (the "Intercompany Account"). Three Hundred Fifty Thousand ($350,000) Dollars of the Intercompany Account shall be payable with interest at the rate of 10% per annum from the date hereof by execution and delivery at Closing of a subordinated promissory note of the Company (subordinated to, among other obligations, the Additional Consideration Note), substantially in the form of Exhibit E (the "Intercompany Account Note"). The Purchaser agrees to cause the Company to pay the balance of the Intercompany Account without interest to the Seller in accordance with the normal business practice of the Company. The parties agree that the terms


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of the Intercompany Account Note will be modified if and to the extent requested by ABN AMRO Bank.

        6.2. Public Announcements. The Seller and the Purchaser agree that, except to the minimum extent necessary to comply with the requirements of (i) any Applicable Law, (ii) any listing agreements with securities exchanges or
(iii) the rules, regulations or orders of any other governmental authority, no press release or similar public announcement or communication shall be made or caused to be made concerning this Agreement or the transactions contemplated hereby, unless specifically approved in advance by the Seller and the Purchaser; provided, that prior to any press release or public announcement permitted under
(i), (ii) or (iii), each party hereto agrees to give notice and consult with the other prior to issuing any press release or otherwise making a public announcement with respect to the transactions contemplated by this Agreement and prior to making any filings with any Person.

        6.3. Further Assurances. The Seller and the Purchaser shall and from and after the Closing the Purchaser shall cause the Company to execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby and thereby.

        Equity Investment by Purchaser. In addition to its other obligations under this Agreement, the Purchaser shall, as soon as practicable following the date hereof, invest NLG 7.5 million in the Company as equity or as subordinated debt in order for ABN AMRO Bank to provide financing for the development of [Intentionally Omitted] and [Intentionally Omitted] [the Company's new technology] platforms and product lines. The Purchaser acknowledges that the continuation of the AMRO Facility is conditioned upon such investment by the Purchaser.

        6.5 Appointment to The Company Board of Directors. To facilitate and coordinate the efforts to develop and commercialize all [Intentionally Omitted] Products [created by the Company's new technology], including, without limitation, the [Intentionally Omitted], the Purchaser shall cause the Company to elect to the Company's Board of Directors a representative designated by the Seller, such Board representation to continue until the expiration of the obligation to pay Royalties under, or earlier termination of, the [Intentionally Omitted] license agreement described in Section 3.3.2(j) of this Agreement. The parties shall cooperate with each other to cause the current Seller representatives on the Company's Board of Directors, except for one designated by the Seller, to resign.



                                   ARTICLE VII

                                 INDEMNIFICATION

        7.1. Agreement to Indemnify.

                7.1.1. The Purchaser agrees to indemnify and hold the Seller and each of its Affiliates harmless from and against any and all loss, liability, obligation, damage, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements, (collectively, "Losses"), net of any


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recoveries from insurers or other third parties and net of any reduction for
Taxes (when Losses occur or subsequently), incurred or suffered by the Seller or such Affiliates directly or indirectly as a result of or in connection with (a) the breach by the Purchaser of any representation or warranty made in this Agreement or in any Purchaser's Transaction Document (determined without regard to any reference to "material adverse effect," "material," "in all material respects" and words or phrases of similar import); and (b) the breach by the Purchaser of, or the failure of the Purchaser to perform, any of its covenants or obligations contained in this Agreement or in any of the Purchaser's Transaction Documents.

                7.1.2. The Seller agrees to indemnify and hold the Purchaser, the Company and each of their respective Affiliates harmless from and against any and all Losses, net of any recoveries from insurers or other third parties and net of any reduction for Taxes (when Losses occur or subsequently), incurred or suffered by Purchaser, the Company or any of their respective Affiliates directly or indirectly as a result of or in connection with (a) the breach of any representation or warranty made by the Seller in this Agreement or in any of Seller's Transaction Document (which breach and Losses shall be determined without regard to any reference to "material adverse effect," "material," "in all material respects" and words or phrases of similar import); and (b) the breach by the Seller, or failure of the Seller to perform, any of its covenants, conditions or obligations contained in this Agreement or in any of the Seller's Transaction Documents; subject however, that

                        7.1.2.1. the Seller shall not be obligated to indemnify the Purchaser, the Company or any of their respective Affiliates, or hold harmless the Purchaser, the Company or any of their respective Affiliates from any Losses arising as a result of indemnification under
        Section 7.1.2(a) until the aggregate amount of such Losses exceeds $100,000 provided, that (a) the Seller shall only be obligated to indemnify the Purchaser, the Company and their respective Affiliates for Losses which in the aggregate are in excess of $100,000 but only to the extent of such excess; and (b) the Purchaser's, the Company's and their Affiliates' claims for all Losses arising under Section 7.1.2(a) or (b) shall be limited to $2,000,000. Notwithstanding the foregoing, no indemnification under Section 7.1.2(a) or (b) shall be made unless a claim therefor is made by notice to the Seller within the applicable time period specified in Section 7.5 hereof; provided, further, that any limitation as to amount in this subparagraph 7.1.2.1 shall not apply in the event of willful or gross misrepresentation or fraud.

        7.2. Conditions of Indemnification. The obligations and liabilities of the Indemnifying Party with respect to any claim asserted or instituted by any Person ("Claim") on account of any matter giving rise to a claim of indemnity by an Indemnified Party shall be subject to the following terms and conditions:

                7.2.1. The Indemnified Party will give the Indemnifying Party prompt written notice of a Claim, provided that the failure to give such notice shall not affect or otherwise limit the Indemnifying Party's obligations under this Article VII except to the extent that the failure to give such notice results in material prejudice to the Indemnifying Party. Prior to the giving of any such notice of a Claim, and after the giving of any such notice if the Indemnifying Party assumes the defense of the Claim as provided below, without the prior written consent of the Indemnifying Party which shall not be withheld or delayed unreasonably, the Indemnified Party (i) will not waive, and will cause its Affiliates not to waive, any defense (including the waiver of


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EXECUTION COPY


a statute of limitations), cause of action or counterclaim, and (ii) will not effect, and will cause its Affiliates not to effect, any compromise or settlement of any such Claim.

                7.2.2. Upon receipt of notice of a Claim from an Indemnified Party, the Indemnifying Party will be entitled, at its sole cost and expense, to assume the sole defense thereof by outside counsel chosen by it; provided that the Indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim and provided further that if defendants in any action include any Indemnified Party and any Indemnifying Party and any Indemnified Party shall have been advised by its counsel that there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to any Indemnifying Party, or if a conflict of interest exists between any Indemnified Party and any Indemnifying Party, then in either case, the Indemnified Party shall have the right, at the Indemnifying Party's cost and expense, to employ its own counsel in such action. The Indemnifying Party shall have the right to assert any defenses, causes of action or counterclaims (subject to Section 7.2.6 hereof) arising from the subject of the Claim available to the Indemnified Party and its Affiliates, and shall also have the right (subject to the provisions of Section 7.2.4 hereof) to effect a compromise or settlement of the Claim.

                7.2.3. If the Indemnifying Party, within thirty (30) days after notice of any such Claim (or such reasonable shorter period after notice as is required to avoid material prejudice to the Indemnified Party), fails to assume the defense thereof, the Indemnified Party shall (upon further notice to the Indemnifying Party and at the Indemnifying Party's cost and expense) have the right to undertake the defense and, with the consent of the Indemnifying Party not to be unreasonably withheld or delayed, compromise or settle such Claim on behalf of and for the account and risk of the Indemnifying Party.

                7.2.4. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be withheld unreasonably or delayed), settle or compromise any Claim or consent to the entry of any judgment which imposes any future obligation on the Indemnified Party and which does not include as an unconditional term thereof giving to the Indemnified Party an unconditional release from all liability in respect of such Claim. Furthermore, to the extent commercially reasonable, the Indemnified Party shall reasonably assist the Indemnifying Party with the mitigation of any Losses in connection with the indemnification obligations set forth herein.

                7.2.5. In connection with third-party claims for which the Indemnifying Party has assumed the defense, the Indemnified Party shall, and shall cause its Affiliates to, provide the Indemnifying Party with such reasonable assistance (without charge for overhead, but at the Indemnifying Party's sole cost and expense for all reasonable out-of-pocket costs and expenses) as may reasonably be requested by the Indemnifying Party in connection with any indemnification or defense provided for herein, including, without limitation, during normal business hours, on reasonable prior written notice and without undue interruption, providing the Indemnifying Party with such information, documents and records relating to pre-Closing periods and reasonable access to the services of and consultations with such personnel of the Indemnified Party or its Affiliates as the Indemnifying Party shall deem reasonably necessary



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

(provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

                7.2.6. Upon satisfaction by the Seller of its indemnity obligations with respect to any Claim as to which the Purchaser, the Company or any of their respective Affiliates has or may have any indemnity, reimbursement or similar rights against any Person (including, without limitation, insurers), the Purchaser shall assign such rights to the Seller to the extent of any payments made by Seller. In the event such rights shall not be assignable, the Purchaser shall enforce (or cause the Company to enforce) such rights for the benefit and account of the Seller, at the sole cost and expense of the Seller.

                7.2.7. An Indemnified Party's (a) failure to comply with the first sentence of Section 7.2.1, (b) failure to cooperate and provide requisite access to books and records or personnel as provided above after notice and a reasonable opportunity to cure, or (c) failure to obtain the prior written consent of an Indemnifying Party as required above with respect to waivers of defenses, causes of actions or counterclaims or with respect to compromises or settlements, shall release the Indemnifying Party from any liability arising from such Claim.

        7.3. Remedies Exclusive. From and after the Closing, the remedies provided in this Article VII shall be exclusive and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto in the absence of willful misconduct or bad faith.

        7.4. Characterization of Indemnification Payments. The Seller and the Purchaser shall treat any payment by the Seller or the Purchaser under this
Article VII as an adjustment to the Purchase Price.

        7.5. Survival of Representations and Warranties. All representations and warranties made by the Seller or the Purchaser in this Agreement or, respectively, in any Seller's Transaction Document or Purchaser's Transaction Document shall survive for a period of fifteen (15) months following the Closing, irrespective of any investigation made by the Purchaser or the Seller, and any claim not made in writing prior to such date shall expire; provided, that any claim as to a breach of the representation or warranty made in writing prior to the expiration of the applicable survival period therefor, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined.



                                  ARTICLE VIII

                                  MISCELLANEOUS

        8.1. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person, or (b) when sent, if sent by telecopier and confirmed within five (5) Business Days by letter mailed or delivered to the party to be notified at its address set forth herein or (c) when delivered, if mailed by overnight courier, certified first class mail, postage prepaid, return receipt requested, in any such case as follows:



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

EXECUTION COPY


               (a)    If to the Seller, to:

                      Indesco International, Inc.
                      950 Third Avenue, 8th Floor
                      New York, New York 10022
                      Attention:  President
                      Telecopier:  (212) 593-0433

                      with a copy to:

                      Gratch Jacobs & Brozman, P.C.
                      950 Third Avenue
                      New York, New York  10022
                      Attention:  Alan S. Jacobs, Esq.
                      Telecopier:  (212) 319-0856


               (b)    If to the Purchaser, to:

                      Arbo Consult Nederland B.V.
                      2 Martinus Nijhofflaan,
                      2624 ES Delft, P.O. Box 1007,
                      2600 Delft, The Netherlands

                      Attention:  Huibert Bish
                      Telecopier:  31-15-262-3147

                      with a copy to:

                      Haim Samet, Steinmetz, Haring & Co.
                      23 Derech Petach-Tikva
                      Tel Aviv, Israel  66184
                      Attention:  Haim Samet, Esq.
                      Telecopier:  011-972-3-560-7112

or at such other address or addresses as any party may have advised the other in the manner provided in this Section 8.1.

        8.2. Complete Agreement. This Agreement, together with the Purchaser's Transaction Documents and the Seller's Transaction Documents and the transactions contemplated hereby and thereby, sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, promises, representations, warranties, statements, arrangements and understandings, if any, between the parties hereto or their representatives. No waiver, modification or amendment of any provision, term or condition hereof shall be valid unless in writing and signed by the party to be charged therewith, and any such waiver, modification or amendment shall be valid only to the extent therein set forth.



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

EXECUTION COPY


        8.3. Governing Law. The validity, enforceability, performance, construction and effect of this Agreement shall be governed by the substantive laws of The Netherlands, without regard to the provisions for choice of law thereunder.

        8.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall not be assigned to any party without the prior written consent of the other party.

        8.5. Separability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.6. Jurisdiction. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Amsterdam, The Netherlands for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth in Section 8.1 shall be effective service of process on or to commence any action, suit or proceeding brought against it in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        8.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

        8.8. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and shall in no way affect the interpretation or construction of this Agreement or any of the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                             INDESCO INTERNATIONAL, INC.

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                             ARBO CONSULT NEDERLAND B.V.

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------



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